SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported) August 12, 2008
VERAMARK TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-13898	16-1192368

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3750 Monroe Avenue, Pittsford, New York 14534
(Address of Principal Executive Offices including zip code)
(585) 381-6000
(Registrant’s telephone number including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement
     On August 12, 2008, pursuant to resolution adopted by the Board of Directors of Registrant, the fees paid to non-employee directors was modified and restated. Going forward, non-employee members of the Board of Directors will continue to be entitled to an annual retainer of $10,000 per annum, payable $2,500 on the last day of each calendar quarter. A non-employee Director who is also the Chairman of the Board shall be paid an additional annual retainer of $10,000, also paid quarterly. In addition, all non-employee Directors will continue to receive a fee of $1,000 for each regular meeting of the Board attended in person. These Directors will also receive a fee of $1,000 for each regular meeting of the Board attended by teleconference. They will continue to be entitled to receive $200 for each teleconference meeting of the Board, and any committee meeting held on days other than in conjunction with a regular meeting of the Board. In addition, at the request of the Chairman of the Board or the President and Chief Executive Officer, any non-employee member of the Board shall be entitled to a fee of $1,000 for each day spent on business of the Corporation. Directors will be entitled to receive reimbursement for their reasonable out of pocket expense incurred in connection with attendance at a Board or committee meeting and in connection with any day spent on Corporation business.
Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits
(c) Exhibits
     Exhibit 10.1 Resolution of the Board of Directors adopted August 12, 2008.
SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized in Pittsford, New York on August 15, 2008.

Veramark Technologies, Inc.
By:	/s/ Ronald C. Lundy
Ronald C. Lundy
Vice President of Finance and Chief Financial Officer